UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2016

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6320 Quadrangle Drive, Suite 360, Chapel Hill, NC		27517
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 9, 2016, our board appointed David Zaccardelli, Pharm.D., one of our directors, as our Acting Chief Executive Officer and named David Moore as our President, in addition to his position as our Chief Commercial Officer. Simultaneously, Dr. Prabhavathi Fernandes retired as our President and Chief Executive Officer as well as a director of our company, effective on December 9, 2016.

In connection with the hiring of Dr. Zaccardelli, we entered into an Executive Employment Agreement with him. The agreement will run for three months, provided that upon the three month anniversary of the agreement, and on each succeeding one month anniversary, the term shall be automatically extended by an additional month, unless either party gives at least 10 business days prior notice of non-renewal. If requested by our board of directors, Dr. Zaccardelli will resign as Acting Chief Executive Officer.

Dr. Zaccardelli will remain a director of our company, but will not receive any compensation for serving in that capacity while employed as our Acting Chief Executive Officer. Effective with his employment, Dr. Zaccardelli resigned as a member of our board’s Compensation Committee.

Dr. Zaccardelli will be paid a base salary at the annual rate of $540,000 during his employment. In the event that he is still employed by us on the six month anniversary of his employment, our board will consider whether to adjust the base salary.

Dr. Zaccardelli will be eligible for an annual incentive bonus for calendar years during his term, beginning in 2017, with a target bonus equal to 60% of his base salary. This bonus will be subject to achievement of objectives established by the board, consistent with those established for our senior management team. In the event that Dr. Zaccardelli’s employment ends during a calendar year, he will remain eligible for a pro-rata annual incentive bonus for the portion of the year during which he was employed, based on actual performance.

We will grant Dr. Zaccardelli 50,000 restricted stock units with respect to our common stock, which award will vest in full on December 9, 2017, subject to his continued employment or board service. In addition, we will grant Dr. Zaccardelli an option to purchase 150,000 shares of our common stock, with an exercise price equal to the fair market value of our common stock on the date of grant and which will vest one twelfth on the last day of each month following his employment, subject to his continued employment or board service. In the event that Dr. Zaccardelli remains employed on the six month anniversary of his employment, our board will consider whether to grant him additional awards of equity compensation.

Prior to joining the Board of Cempra, Dr. Zaccardelli served, from 2004 until 2016, in several senior management roles at United Therapeutics, including chief operating officer, chief manufacturing officer and executive vice president, pharmaceutical development and operations. Prior to joining United Therapeutics, Dr. Zaccardelli founded and led a startup company focused on contract pharmaceutical development services, from 1997 through 2003. From 1988 to 1996, Dr. Zaccardelli worked at Burroughs Wellcome & Co. and Glaxo Wellcome, Inc. in a variety of clinical research positions. He also served as director of clinical and scientific affairs for Bausch & Lomb Pharmaceuticals from 1996 to 1997.

There were no arrangements or understandings between Dr. Zaccardelli and any other person pursuant to which Dr. Zaccardelli was employed as our Acting Chief Executive Officer and there are no related party transactions between Dr. Zaccardelli and our company.

We also entered into a Retirement and Consulting Agreement with Dr. Fernandes whereby, for one year, subject to monthly extensions by mutual agreement, she will provide consulting services to us for up to 20 hours per week. For her consulting work, we will pay Dr. Fernandes $35,000 per month. In addition, all of Dr. Fernandes’s stock options will continue to vest during the consulting period.

Upon her execution and the effectiveness of a customary waiver and release, Dr. Fernandes will be entitled to the severance payments and benefits described in Section 10(d) of her employment agreement and the other benefits described in Section 4 of that agreement, including an amendment to the employment agreement, which were filed as exhibits to our Current Reports on Forms 8-K filed on August 13, 2013 and October 19, 2015, respectively. In consideration of her waiver of the notice period provided under her employment agreement, we will pay Dr. Fernandes $45,000. In lieu of her pro-rated annual bonus due under her employment agreement upon a termination of employment, we will pay Dr. Fernandes an annual bonus for 2016 in the amount of $280,260. Subject to the effectiveness of the release, we will continue to pay Dr. Fernandes her base salary for 18 months, at the current annual rate of $540,000. In addition, and also subject to the effectiveness of the release, we will pay Dr. Fernandes an amount equal to one and one half times her Target Bonus (as defined in her employment agreement), based upon the average percentage of achievement of target objectives for the prior three years, which amount is $420,390, payable in 18 equal monthly payments. Subject to the effectiveness of the release, we will pay to Dr. Fernandes an amount equal to her applicable COBRA premiums for 18 months. Subject to the effectiveness of the release, upon the conclusion of the consulting period, all of Dr. Fernandes’s then outstanding and unvested stock options will become fully vested. In addition, if the consulting period ends prior to December 9, 2018, those stock option awards will remain outstanding and exercisable until December 9, 2018, notwithstanding the termination of her employment and consulting services. In the event that after December 9, 2016 there occurs a “Change in Control” (as defined in our 2011 Equity Incentive Plan, filed as an exhibit to our Current Report on Form 8-K filed on July 31, 2013), then (i) upon such Change in Control all of Dr. Fernandes’s then outstanding and unvested stock options will become immediately vested and exercisable and (ii) all unpaid consulting fees will become immediately due and payable, within 10 business days following such Change in Control.

We also amended the non-compete provision contained in Dr. Fernandes’s employment agreement to provide that, within the Restricted Territory (as defined in Section 7(b) of the agreement, and during the period set out in such section), Dr. Fernandes will not engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise) that develops, manufactures, markets, licenses or sells any pharmaceutical antibiotic products that either (1) involve macrolides or fusidic acid or (2) compete with the products being sold or developed by us either during her employment with us or during the consulting period in any management or executive role in which she would perform duties that are the same or substantially similar to those duties actually performed by her for us prior to the termination of her employment or in any position where she or such business or enterprise would benefit from her use or disclosure of our proprietary information.

Mr. Moore has served as our Chief Commercial Officer since January 2014. His additional appointment as our President will not result in any increased salary of other compensation.

A copy of the press release announcing the management changes described above is attached hereto as Exhibit 99.1 and incorporated herein by reference. The descriptions of the agreements with Dr. Zaccardelli and Dr. Fernandes provided above are qualified in their entirety by reference to the full and complete terms contained in those agreements, which will be filed as exhibits to our Annual Report on Form 10-K for the year ending December 31, 2016.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated December 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: December 12, 2016	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer